EXHIBIT 99.2

American Eagle Outfitters, Inc.
May 2006
Recorded Sales Commentary Transcript dated May 31, 2006

Good afternoon. Welcome to the American Eagle Outfitters May 2006 Sales Commentary. I am Joan Hilson, Executive Vice President, Chief Financial Officer for the American Eagle Brand. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Our May sales performance was driven by a favorable customer response to our summer assortment and on-going strength of the AE brand. Positive sales trends were broad-based and consistent throughout the month. Total sales of $168.8 million increased 19% compared to $141.6 million last year. We achieved a comparable store sales increase of 11% on top of a 17% comp in May of last year.

Both men's and women's produced a positive low double-digit comp in the month. The best performing categories included men's and women's knit tops and shorts, the focus of our summer assortment. Specifically, within knit tops, men's polo's and women's tank tops were the strongest. Other key categories, including men's and women's jeans and intimates also achieved comp increases.

Sales metrics were primarily positive in May. Our average unit retail price increased in the low double-digits, resulting from strong full price business in shorts and knits and the success of our tiered assortment strategy. The increase in our average unit retail price drove a low double-digit increase in our average transaction value, with a slight decline in units per transaction. The number of transactions per store and units sold per store increased in the low single-digits, leveraging positive store traffic.

Ae.com, an important part of our business, continues to show strong results with May sales increasing 63% compared to last year.

Our positive comp performance by week compares to comp increases last year as follows:

  Week one of low double-digits, compared to high-teens;
  Week two of mid-teens, compared to mid-teens;
  Week three of high single-digits, compared to mid-teens; and
  Week four of low double-digits, compared to low-twenties last year.

All geographic regions comped positively in May as follows:

  The Northeast in the low twenties;
  The Southwest in the low double-digits;
  The Mid-West and Mid-Atlantic regions in the high single-digits;
  The Southeast and West in the mid single-digits; and
  Canada increased in the low twenties.

Our Summer 2 assortment is currently in stores and will remain until back-to-school sets on July 11th. This week, updated in-store marketing will feature knit tops as a key category. During the fourth week of June, we plan to launch our annual summer clearance event, consistently timed with last year.

Based on May sales performance, we are reiterating our second quarter earnings guidance of $0.39 to $0.41 per share compared to $0.37 last year. The second quarter guidance includes stock option expense of approximately $0.01 per share, which was not reflected last year.

Due to the timing of the 4th of July holiday, we will announce June sales on the morning of Thursday, July 6th. We will return to our regular reporting schedule with our July sales announcement on Wednesday, August 2nd.

Thank you for your continued interest in American Eagle Outfitters.